Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees

SEI Institutional International Trust:

We consent to the use of our report dated November 27, 2013, incorporated herein by reference, for SEI Institutional International Trust, comprised of the International Equity Fund, Emerging Markets Equity Fund, International Fixed Income Fund, and Emerging Markets Debt Fund, and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 28, 2014